Exhibit 10.23

Strategic Cooperation Agreement

Party A: NATURE’S MIRACLE, INC

CEO: James Li

President: Jonathan Zhang

Add: 858 North Central Avenue, Upland, California 91786

Party B: Sinoinnovo Technology (Guangdong) Co., Ltd.

Legal Representative: David Lu

Contact person: Victor Liu

Add: 4th Floor, PKU-IOE Building A, 17 Qinyuan Rd., Song Shan Lake High-Tech Zone, Dongguan City, China

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For the benefit of both parties, Party A and Party B shall sign this Strategic Cooperation Agreement (followings referred as SCA) in accordance with the relevant laws and regulations through friendly negotiation, and both parties shall abide by this SCA.

The conditions of this SCA shall apply generally between Party A and Party B. The subsidiaries, independent manufacturers of Party B will be effectively and legally included under this SCA’s obligation.

1	Cooperation Background and Purpose

Party A is a fast-growing agriculture technology company providing services to growers in Controlled Environment Agriculture (CEA) setting in North America. The company provide hardware as well as software to design, build and operate various indoor growing settings including greenhouse and indoor-growing spaces.

Party A provides grow lights as well as other hydroponic products to hundreds of indoor growers in North America. Meanwhile, the company has also developed a robust pipeline to build commercial-scale greenhouses in the U.S. and Canada to meet the growing needs of fresh and local vegetable products.

Party B was founded in 2011 and headquarters in Songshan Lake National High-tech Zone of Dongguan city, China. As a “State High-tech Enterprises” of China, the company owns years of experience in LED lighting development and focusing on the green tech solutions of growing technology. With the research resource enhanced by Peking University, Party B successfully developed the series of green home products. Meanwhile, the company obtained several critical patents of the latest tech in plant factory area.

With the rapid development of modern agricultural technology and the fast-growing demand for high-value crops planting in markets such as the North America and Europe, the market demand for related agricultural professional planting equipment is also rapidly expanding. In order to strengthen cooperation, achieve complementary advantages and coordinated mechanisms, both parties A and B will leverage their respective strengths in market, sales, research and development, manufacturing, and supply chain to integrate resources and achieve strategic cooperation. The goal is to build a strong brand in the professional planting field and achieve commercial success.

Therefore, the both parties are willing to sign this SCA, actively implement the terms, and carry out effective cooperation.

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2	Cooperation Scope and Contents

2.1	Construction of Supply Chain System

2.1.1	Strategic Supplier Cooperation

Party A confirms that Party B is the strategic supplier of Party A, and the two parties will conduct comprehensive and in-depth cooperation in product research and development, production, and supply chain upgrading.

Party A is responsible for customizing products and the marketing work in the North American and European markets, under its own brand. It will ensure that Party B has sufficient orders to organize production and maintain the operation of the employee team of the factory. Party B is responsible for providing high-quality lighting fixtures and other related planting products for Party A’s brands, responding quickly to market demands, and ensuring product quality and delivery times.

2.1.2	Upgrade of Supply Chain System

Furthermore, based on a full understanding of each other’s strengths and capabilities, Party A entrusts Party B with the overall upgrading of its product supply chain system. This includes establishing a supply chain management standard and system, product acceptance, and quality inspection system at the group level of Party A, to achieve an efficient, stable, and reliable supply chain system. By further integrating advantageous resources, the two parties will achieve centralized procurement, enhance product market competitiveness, and assist sales in rapidly increasing market share.

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2.2	Construction of R&D System

2.2.1	Construction of New Product Development System

Relying on the existing product design and R&D team of Party B, Party A will integrate system advantages and establish a new product development system for the planting equipment market in the North America and Europe. The team members should be familiar with relevant product requirements and design specifications in the above markets, and can respond quickly to market demand.

2.2.2	Co-Marketing in Industry Activities

Based on Party B’s experience and research and development achievements in the field of specific high value-added crops, Party A will form a group-level product evaluation and planting consulting system to enhance the brand image from equipment product sales to planting expert consulting.

2.2.3	Co-Marketing in Industry Activities

Party A and Party B will cooperate to launch turnkey projects for plant factories in the North American and European markets. Party A is responsible for product sales and promotion, while Party B is responsible for providing construction plans and budgets based on customer needs, and is responsible for project construction and delivery.

2.3	Production Bases Construction

Party A and Party B will cooperate to build product production bases. Both parties will jointly plan and build production bases in mainland China and the United States based on the development goals of the brand and the actual needs of the company. The production base in mainland China will be based on Party B’s existing factory, producing whole machines and components. On this basis, relevant experience will be organized, and a new production base will be planned and built in the United States. The US base will apply advanced production concepts, fully consider the introduction and application of automated production processes, and achieve the design goal of producing 5,000-10,000 units of professional high-powered planting lamps per month.

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3	Responsibilities, Obligations and Rights

3.1	Responsibilities, Obligations and Rights of Party A

3.1.1	Party A is responsible for brand planning, integration, sales and market operations.

3.1.2	Party A is responsible for raising funds for the relevant research and development and investment projects involved in this agreement and paying them to the relevant cooperative parties in a timely manner.

3.1.3	Party A is responsible for conducting relevant customer surveys in the United States and providing assistance and necessary cooperation for Party B’s R&D personnel to go to the US for exchanges.

3.1.4	Party A has the right to approve and supervise the use of funds for the specific projects mentioned above and enjoy the rights to related research and development products and project results.

3.2	Responsibilities, Obligations and Rights of Party B

3.2.1	Party B is responsible for the research and development and production of planting products, and is responsible for building and improving the brand supply chain system, production system, and research and development system according to Party A’s overall plan.

3.2.2	Party B should assign a dedicated person to connect with Party A’s relevant projects and complete each project goal on time and in full. Party B is also obligated to timely disclose project progress and the use of funds to Party A.

3.2.3	Party B has the right to charge project implementation fees based on the agreed-upon workload and terms.

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3.3	Joint Responsibilities and Obligations

For unexpected events both within and beyond the scope of the above-mentioned projects in normal trade and cooperation implementation, Party A and Party B have an obligation to establish a dedicated joint team. Representatives from both parties will track, negotiate and resolve the event, and report the progress of the event through meetings and written forms of communication.

To ensure the smooth execution of the above-mentioned cooperation projects and efficient resolution of related matters, both Party A and Party B need to designate their VIP contacts as key figures for project execution. This allows high-level officials of both parties to effectively communicate and discuss solutions in special situations, and the solution is effective for both parties.

The contact person of Party A: MR. Jonathan Zhang

Mobile: +1(909) 468 0120	Email: jonathan@efinityusa.com

The contact person of Party B: MR. David Lu

Mobile: +86 138 0131 2006	Email: david@fafagreens.com

4	Confidentiality and Exclusivity

Both parties shall keep the agreement confidential to third parties unless required by law or agreed by both parties. Both parties agree that neither of the parties shall be exclusive to each other with respect to activities covered by this agreement.

5	Governing Law and Termination

The agreement shall be in effect for three years unless terminated by both parties.

The governing law of this agreement is Hong Kong Law. All disputes arising from or in connection with the execution of this contract shall be settled through amicable negotiations. When no settlement can be reached, the disputes will be subject to the Hong Kong International Economic and Trade Arbitration Committee, for arbitration in Hong Kong.

If there exist matters that are not mentioned in the agreement, both parties can sign complementary agreements after negotiations, which shall gain the same legal effect as the agreement itself.

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The agreement is done in duplicate, and each party holds one copy.

The agreement comes into force from the date of signing by both parties by email.

Party A:		Party B:

Nature’s Miracle		Sinoinnovo Technology
(Guangdong) Co., Ltd.

Signature:	/s/ James Li	Signature:	/s/ Victor Liu

Date:	4/24/2023	Date:	4/24/2023

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